EXHIBITS 10.3

REPUBLIC OF COLOMBIA

MINISTRY OF HEALTH AND SOCIAL PROTECTION

RESOLUTION NUMBER 00005521 OF 2018

( DEC 4th 2018)

Whereby a license for the manufacture of cannabis derivatives is granted to

MEDICOLOMBIA'S CANNABIS S.A.S.

THE DIRECTOR OF MEDICINES AND HEALTH TECHNOLOGIES

In the exercise of his powers, in particular those conferred by Article 3 of Law

30 of 1986, 6 of Law 1787 of 2016, article 2.8.11.1.4 of Decree 780 of

2016, Resolution 2892 of 2017 and Resolution 3226 of 2018

CONSIDERING

That in Title 11 of Part 8 of Book 2 of Decree 780 of 2016, subrogated by Decree 613 of 2017, the obligations, conditions and requirements of the license to manufacture cannabis derivatives for medicinal or scientific purposes are defined, understanding these as the procedures that make it possible to obtain narcotics, including the production of resins, oils, tinctures, extracts and preparations, as well as the refining and transformation of some narcotics into others.

That this Ministry issued Resolutions 2891 and 2892 of 2017 which establish provisions associated with the granting of the license to manufacture cannabis derivatives.

That the company MEDICOLOMBIA'S CANNABIS S.A.S. identified with T.I.N. 901158575-0 by means of file number 201842300427442 of March 23rd, 2018, requests the granting of a license for the manufacture of cannabis derivatives in the modalities of: i) national use, by filling out the form 'GMTF04 - Application for the license to manufacture cannabis derivatives" and attaching the corresponding documentation (Fol. 1 to 139).

That the Directorate of Medicines and Health Technologies of this Ministry, analyzed the information provided by the company MEDICOLOMBIA'S CANNABIS S.A.S. and made a request through communication filed with the number 201824000551321 of May 15th, 2018 (FoI.144 ) in which he requested documentation related to: a) Documentation from the main and alternate technical director, in accordance with the provisions of Article 6 of Resolution 2892 of 2017; b) Copy of the identification document of the legal representatives; c) Income statement signed by the legal representative and the accountant, indicating the legal origin of the income, and the commitment to adopt measures to prevent future income from illegal activities; d) Documentation regarding the manufacturing plan; and e) Documentation regarding the security protocol in accordance with  what is established in the annex of Resolution 2892 of 2017.

That by means of the written radicated with number 20184230076862 of May 25th, 2018 and 201842300915182 of June 12st, 2018 MEDICOLOMBIA'S CANNABIS S.A.S, submitted new documentation in response to the request made by this Ministry (Fls.145-229 and 227 to 228).

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That the Directorate of Medicines and Health Technologies of this Ministry analyzed the information provided by the company MEDICOLOMBIA'S CANNABIS S.A.S. and made a second request by communication filed with number 201824000944381 of August 8th, 2018 (Fol. 233) related to: a) Corrections in the filling out of the format "GMTF04 - Application for the license to manufacture cannabis derivatives "; b) Copy of the alternate technical director's professional card; c) Copy of the alternate legal representative's identification document; d) Payment of $3.000,00 COP to complete the fee for the evaluation costs of the application for the license to manufacture cannabis derivatives for national use, in accordance with the provisions of Resolutions 2891 of 2017 and 2986 of 2018; e) Complete the Income Statement indicating the commitment to adopt measures to prevent future income from illegal activities; f) Photographic records of the property in the current conditions; and g) Discrimination of the amount of investment.

That MEDICOLOMBIA'S CANNABIS S.A.S., under file number 201842301309832 of August 30th, 2018, gathered new documentation to add the modality of export to the application for the license to manufacture cannabis derivatives, submitting: a) Plan of exports; and b) Receipt of the payment made to add the modality of export (Fols.234 to 249).

That through a written document filed under number 201842301309792 of August 30th, 2018, MEDICOLOMBIA'S CANNABIS S.A.S., gathered the corresponding documentation, in response to the second requirement made by the Directorate of Medicines and Health Technologies of this Ministry (Fols.250 to 269).

That MEDICOLOMBIA'S CANNABIS S.A.S. provided additional documentation with file number 201842301400802 of September 13th, 2018, as support to the application for the license to manufacture cannabis derivatives in the modality of export (Fols.270 to 273).

That the Directorate of Medicines and Health Technologies, after verifying the requirements set out in current regulations, finds that MEDICOLOMBIA'S CANNABIS S.A.S., meets the requirements for the granting of the license to manufacture derivatives of cannabis for strictly medical and scientific purposes in the modality of national use, and therefore goes ahead and grant the relevant license to manufacture cannabis derivatives for medical and scientific purposes for this modality.

That after reviewing the documentation provided by MEDICOLOMBIA'S CANNABIS S.A.S. regarding the modality of export, it is concluded that the requirements established in Article 2.8.11.1.3. of Decree 613 of 2017 were not met, for the following reasons: i) Although the applicant provided to folio 257 the required payment in the amount of $3.000,00 COP to complete the amount corresponding to the fee for evaluation costs of the license application for the manufacture of cannabis derivatives for national use, the provisions of Article 1 of Resolution 2986 of 2018 were not complied with in relation to the payment of the fee for evaluation costs of the addition of the export modality, since the payment made, attached to folio 249, does not match the difference between the evaluation fee of the license of manufacture of cannabis derivatives for national use and export and the assessment fee for the license to manufacture cannabis derivatives for national use; ii) In the submitted export plan, there is no evidence of compliance with the requirements set forth in Article 2.8.11.1.3 of Decree 780 of 2016, because: a) It is not projected for the first year, b) It does not indicate the rule that establishes the medical and/or scientific use of cannabis in the following countries identified by the applicant as potential importers: Germany, Brazil, Puerto Rico and Israel, c) There is no indication of the entities through which the exports will be channeled, that is, the government entities that exercise control over the medical and scientific use of cannabis in each of the countries identified as potential importers, d) In the clauses of the model contract through which the ownership of the cannabis derivatives will be transferred no provisions are included to guarantee that the use of the product to be exported will be exclusively for medical and/or scientific purposes, and e) In the section "Distribution logistics" the proposal of distribution of the products to be exported by a company different from the applicant is described, so that the export plan provided does not fully indicate the projection of the activities to be developed by the applicant company MEDICOLOMBIA'S CANNABIS S.A.S.

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That in accordance with the above, after evidence of the exhaustion of the two (2) requirements that can be issued in the processing of the application for a cannabis license, in accordance with the provisions of Article 7 of Resolution 2892 of 2017, without having met all the requirements for the export modality, as indicated in Article 2. 8.11.2.1.8 of Decree 780 of 2016, as amended by Decree 613 of 2017, the application made must be denied, since the applicant submitted inconsistent information with respect to its application for the manufacture of cannabis derivatives for export.

In view of the above,

RULES

Article 1. Grant the license to manufacture cannabis derivatives 077, in the modality of national use, to MEDICOLOMBIA'S CANNABIS S.A.S. identified with T.I.N.901158575-0, legally represented by Mr. HOLGER AUDINE AMAYA CHACÓN, holder of ID card number 88.135.481 issued in Ocaña, for the term of five (5) years.

Paragraph. The manufacturing process may only be carried out in the property identified with real estate registration number 314 -11848, located in the countryside division EL DUENDE in the municipality of LOS SANTOS, in the department of Santander, during the same term of validity of this license.

Article 2. Deny the license to manufacture cannabis derivatives in the modality of export, to MEDICOLOMBIA'S CANNABIS S.A.S. identified with T.I.N. 901158575-0, legally represented by Mr. HOLGER AUDINE AMAYA CHACÓN, holder of ID card number 88.135.481 issued in Ocaña, for the reasons explained in the legal grounds of this administrative act.

Article 3. The license to manufacture cannabis derivatives that is granted by means of this administrative act includes from the reception of the harvest up to the manufacture of cannabis derivatives and it must execute in accordance with the obligations provided in Title 11 of Part 8 of Book 2 of Decree 780 of 2016 subrogated by Decree 613 of 2017 and in Resolutions 2891 and 2892 of 2017.

Article 4. The holder of the license for the manufacture of cannabis derivatives granted by this resolution may only obtain the cannabis from a holder of a cultivation license or an importer registered with the National Narcotics Fund and when he has a valid quota granted by this Ministry, pursuant to the provisions of Article 24 of Resolution 2892 of 2017.

Article 5. The obligations of the holder of the license for the manufacture of cannabis derivatives, in addition to those contained in Article 2.8.11.5.1. of Decree 780 of 2016, are as follows:

a.	Comply with the terms, deadlines and conditions established for obtaining the ordinary and supplementary quotas for the manufacture of cannabis derivatives.

b.	Manage before the National Narcotics Fund the favorable concept of quotas, discussed in article 27 of Resolution 2892 of 2017 and to have the respective supports.

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c.	To have the supporting documents of validation and physicochemical analysis made to the psychoactive cannabis and its derivatives, to determine its content of THC, CBD and CBN, attending the provisions in the third clause of article 28 of the mentioned Resolution 2892 of 2017, as well as the documentation of the applied analytical methodology.

d.	Have the supporting documents of the manufacture of each lot of derivatives of psychoactive cannabis, including production orders and registration of lots, with the all-clear given and formalization-release formats of industrial lots, as established by the National Narcotics Fund, in accordance with the provisions of paragraph one of article 28 of Resolution 2892 of 2017.

e.	Implement the checks and formats for the transport of psychoactive cannabis derivatives, referred to in article 35 of Resolution 2892 of 2017.

f.	Submit the reports provided for in Article 29 of Resolution 2892 of 2017 and once the Information Mechanism for Cannabis Control (MICC as per its initials in Spanish) is implemented, keep all information on this platform updated.

g.	Have a technical director and his or her alternate, in accordance with the provisions of article 6 of the aforementioned Resolution 2892 of 2017.

h.	Ensure the implementation and monitoring of the security protocol and inform the National Narcotics Fund of any changes or events in it.

Article 6. This Ministry shall declare the revocation of this administrative act, if the license holder incurs in any of the causes of resolutory condition contemplated in article 2.8.11.9.1 and according to the provisions of article 2.8.11.9.2. of Decree 780 of 2016.

Article 7. Personally notify the content of this resolution to the legal representative of MEDICOLOMBIA'S CANNABIS S.A.S., legal entity identified with T.I.N.901158575-0, to its attorney-in-fact or to whoever is authorized for this purpose, at the address for notifications: Carrera 49 No. 54 - 73, in the city of Bucaramanga, Santander, informing it that an appeal for replacement, can be brought to challenge this resolution which must be filed in writing in the personal procedure of notification, or within ten (10) days after it, under the terms provided in Article 76 of the Administrative Procedure and Contentious Administrative Code.

Paragraph. If personal notification cannot be made, the procedure shall be in accordance with the provisions of Article 69 of the Administrative Procedure and Contentious Administrative Code  - CPACA (as per its initials in Spanish).

Article 8. Once this administrative act becomes final, communicate its contents to the U.A.E. National Narcotics Fund, the Sub directorate of Control and Fiscal Monitoring of Chemicals and Narcotics of the Ministry of Justice and Law and the Municipality of Los Santos - Santander.

Article 9. This resolution is effective as from the date of execution.

SO ORDERED

Issued in Bogotá, D.C. on:

DEC 4th 2018

Signature

AURELIO MEJIA MEJIA

Director of Medicines and Health Technologies

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